Exhibit B

SHARE SALE AND PURCHASE AGREEMENT
Between
ABH Holdings Corp.
(the “Vendor”)
and
Alfa Finance Holdings S.A.
(the “Purchaser”)

Dated December 28, 2006

This Agreement is made on the 28th day of December, 2006
Between
1	ABH Holdings Corp., a company organized under the laws of the British Virgin Islands and having its registered office at Geneva Place, 2nd Floor, #333, Waterfront Drive, Road Town, Tortola, British Virgin Islands (the “Vendor”)
and
2	Alfa Finance Holdings S.A., a company organized under the laws of Luxembourg and having its registered office at 3, Bld du Prince Henri, L-1724, Luxembourg (the “Purchaser”)
Whereas
(A)	The Vendor holds 1000 ordinary shares (the “Original Shares”) of CYP 1 in the share capital of Alfa CTC Holdings Limited (formerly known as Jaystone Limited), a company organized under the laws of the Republic of Cyprus and having its registered office at Themistokli Dervi, 5, Elenion Building, 2nd Floor, P.C. 1066, Nicosia, Cyprus (the “Company”), representing 100 per cent of the issued and allotted shares of the Company at the date hereof; and

(B)	The Company is to receive 9,167,464 shares of CTC Media, Inc. (the “CTC”) in form of capital investment from the Vendor in return for 1000 additional shares to be issued to the Vendor by the Company.
It is agreed as follows:
1	Interpretation

1.1	In this Agreement the following words and expressions shall have the following meanings:

“Business Day” means a day (excluding Saturdays and Sundays) on which banks are generally open in Nicosia, London, New York and Moscow for the transaction of normal banking business;

“Completion” means completion of the matters set forth in Clauses 3.2 and 3.3 in accordance with this Agreement;

“Conditions Precedent” means the conditions precedent set forth in Clause 6.1(a) and (b);

“Conditions Precedent Deadline” means January 31, 2007;

“Encumbrances” means a mortgage, charge, pledge, lien, option, right of first refusal, rights of pre-emption, third party right or interest or any other encumbrance or security interest in favour of any third party of any kind having similar effect;

“Parties” means the parties to this Agreement;

“Payment Date” means not later than 1 year from the Transfer Date;

“Prepayment” has the meaning given to this term in Clause 2.4;

“Purchase Price” has the meaning given to this term in Clause 2.3;

“Purchaser Warranties” means the warranties and representations by the Purchaser as set out in Clause 5;

“Registrar” means the Registrar of Companies for the Republic of Cyprus, being a governmental authority, which maintains the public records of the Company;

“Registration Date” means the date on which the Purchaser is registered as the legal and beneficial owner of the Shares in the register of members of the Company;

“Shares” means 100% (one hundred percent) of the equity share capital of the Company, including the Original Shares currently held by the Vendor, and any additional shares of the Company that will be acquired by the Vendor prior to Completion;

“Transfer Date” means the date when all the Conditions Precedent have been satisfied or waived;

“US Dollars” and “USD” means the lawful currency of the United States of America; and

“Vendor Warranties” means the warranties and representations by the Vendor as set out in Clause 4.

1.2	All references in this Agreement to a statutory provision shall be construed as including references to:
1.2.1	any statutory modification consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

1.2.2	all statutory instruments or orders made pursuant to a statutory provision; and

1.2.3	any statutory provisions of which a statutory provision is a consolidation, re-enactment or modification.
1.3	In this Agreement, the headings are for ease of reference only and shall not affect the interpretation of this Agreement.

1.4	In this Agreement, unless the context otherwise requires, a reference to a specified Clause shall be construed as a reference to that specified Clause of this Agreement.

2	Agreement for sale

2.1	Subject to the terms and conditions of this Agreement on the Transfer Date the Vendor shall sell, transfer, assign, and deliver to the Purchaser and the Purchaser shall purchase and acquire the Shares with full title guarantee, together with all dividend, distribution and other rights of any kind attaching or accruing thereto from the Transfer Date.

2.2	The Shares shall be sold free and clear of all Encumbrances.

2.3	The total purchase price payable by the Purchaser to the Vendor in consideration for the Shares shall be the sum of USD 233,953,681.20 (two hundred thirty three million nine hundred fifty three thousand six hundred eighty one and 20/100 United States Dollars) (the “Purchase Price”).

2.4	The Purchase Price is payable as follows:
2.4.1	USD 184,000,000, which the Parties acknowledge and agree was paid in full by the Purchaser to the Vendor on October 30, 2006 (the “Prepayment”); and

2.4.2	the balance of the Purchase Price (being USD 49,953,681.20), to be paid by the Purchaser to the Vendor in cash following Completion, but no later than December 31, 2007.
3	Transfer of the Ownership to the Shares

3.1	The transfer of the Shares to the Purchaser shall take place on the Transfer Date as set forth in Clauses 3.2 and 3.3.

3.2	On the Transfer Date, the Vendor shall duly execute an instrument(s) of transfer relating to the Shares in favour of the Purchaser and the Purchaser shall sign the instrument(s) of transfer acknowledging its acceptance of the Shares and the Parties shall execute and deliver to each other the relevant documents and instruments specified in Schedule 1 to this Agreement required in order to complete the transfer of the Shares from the Vendor to the Purchaser. The Vendor shall procure that the Purchaser is registered as the legal and beneficial owner of the Shares in the register of the members of the Company.

3.3	The Purchaser shall submit to the Registrar all documents and information and perform all actions as may be required by the Registrar in order to complete the transfer of the ownership of the Shares from the Vendor to the Purchaser pursuant to the terms and conditions hereof.

3.4	The Vendor and the Purchaser hereby acknowledge and agree that immediately following Completion, and the entering of the Purchaser’s name in the register of the members of the Company, the Purchaser shall become the sole legal and beneficial owner of the Shares and as such shall have an unlimited and unqualified right at any time to sell, transfer, assign, exchange, dispose, charge, pledge or otherwise deal in any manner whatsoever with all or any of the Shares, subject to the Purchaser’s obligation towards the Vendor set forth in Clause 2.4.

4	Warranties by the Vendor

4.1	The Vendor represents and warrants to the Purchaser that:
4.1.1	as of the date hereof, the Original Shares constitute (and as at Completion, the Shares constitute) 100% (one hundred per cent) of the issued and allotted share capital of the Company and the Vendor owns sole legal and beneficial title to the Original Shares at the date hereof and to the Shares as at Completion, free and clear from any Encumbrances;

4.1.2	all of the Original Shares are (and any additional shares of the Company that will be acquired by the Vendor prior to Completion will be) fully paid up and there are no agreements or arrangements in force, other than this Agreement, which grant to any person the right to call for the issue, allotment or transfer of any of the Shares;

4.1.3	the Company is duly incorporated and validly existing under the laws of the Republic of Cyprus;

4.1.4	the Vendor is a company duly incorporated and validly existing under the laws of the British Virgin Islands and has the right, power and authority to enter into, execute and perform this Agreement and has taken all necessary corporate action to authorise the execution and performance of this Agreement and this Agreement constitutes valid, legal and binding obligations on the Vendor enforceable in accordance with its terms.
4.2	The Vendor warrants to the Purchaser and its respective successors in title that the Vendor Warranties set out above in Clause 4.1 are true and accurate in all respects and shall continue to be true and correct in all respects up to and including Completion, as if repeated on such date.

4.3	Each of the Vendor Warranties is without prejudice to any other warranty or undertaking and, except where expressly stated, no Clause contained in this Agreement governs or limits the extent or application of any other Clause.
5	Warranties by the Purchaser

5.1	The Purchaser warrants to the Vendor that:
5.1.1	the Purchaser is a company duly incorporated and validly existing under the laws of Luxembourg.

5.1.2	the Purchaser has the right, power and authority to enter into, execute and perform this Agreement and has taken all necessary corporate action to authorise the execution and performance of this Agreement and this Agreement constitutes valid, legal and binding obligations on the Purchaser enforceable in accordance with its terms.
5.2	The Purchaser warrants to the Vendor that the Purchaser Warranties set out above in Clause 5.1 are true and accurate in all respects.

5.3	Each of the Purchaser Warranties is without prejudice to any other warranty or undertaking and, except where expressly stated, no Clause contained in this Agreement governs or limits the extent or application of any other Clause.

6	Conditions Precedent

6.1	Clauses 2 (Agreement for sale) and 3 (Transfer of the Ownership to the Shares) of this Agreement are conditional on the following having occurred on or before the Conditions Precedent Deadline (or such other time as the Parties may agree):
(a)	The Company having acquired 9,167,464 shares of CTC by way of capital investment from the Vendor.

(b)	The Company having issued 1000 additional shares of 1CYP per share and allotted them to the Vendor.
6.2	If by the Conditions Precedent Deadline any of the Conditions Precedent have not been satisfied or waived, either Party may terminate this Agreement by written notice to the other Party and the Vendor shall promptly repay to the Purchaser the Prepayment.

7	Costs of Agreement

The Vendor shall pay all the costs incurred in connection with the negotiation, preparation and implementation of this Agreement, as well as transaction costs (including all stamp or other documentary or transaction duties and any other transfer taxes) arising directly or indirectly from the transfer of the Shares to the Purchaser pursuant to this Agreement.

8	Notices

8.1	Any notice or other communication to be given by one Party to the other Party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. It shall be served by sending it by fax to the number set out in Clause 8.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in Clause 8.2 and in each case marked for the attention of the relevant Party set out in Clause 8.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 8). Any notice so served by hand, fax or post shall be deemed to have been duly given:
8.1.1	in the case of delivery by hand, when delivered;

8.1.2	in the case of fax, at the time of transmission;

8.1.3	in the case of prepaid recorded delivery, special delivery or registered post, at 10:00 am on the second Business Day following the date of posting.

provided that in each case where delivery by hand or by fax occurs after 6:00 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9:00 am on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.
8.2	The addresses and fax numbers of the Parties for the purpose of Clause 8.1 are as follows:

Vendor: ABH Holdings Corp.

Address: Geneva Pl., #333 Waterfront Dr., Road Town, Tortola, British Virgin Islands

Fax: (352)26 47 06 28

Purchaser: Alfa Finance Holdings S.A. Address: 3, Bld du Prince Henri, L-1724, Luxembourg Fax: (352)26 47 06 28

8.3	A Party may notify the other Party to this Agreement of a change to its name, relevant addressee, address or fax number for the purpose of this Clause 8, provided that, such notice shall only be effective on:
8.3.1	the date specified in the notice as the date on which the change is to take place; or

8.3.2	if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date five (5) Business Days after notice of any change has been given.
9	Entire Agreement

This Agreement constitutes the entire agreement and understanding between the Parties in connection with the subject matter hereof.

10	Variation

10.1	No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the Parties. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

10.2	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

11	Severability

Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of such term or provision or the remaining terms and provisions of this Agreement in any other jurisdiction. In the event of a determination of invalidity or unenforceability of a particular provision of this Agreement, the Vendor and the Purchaser shall seek in good faith and employ all reasonable endeavours to revise or restructure such provision and/or to enter into such further agreements and/or arrangements in such manner as would give effect to the intent of the Vendor and the Purchaser as expressed herein while rendering the intent of such provision fully valid, binding and enforceable.
12	Further Assurance

The Vendor agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the Purchaser may reasonably require, whether on or after the Transfer Date, to implement and/or give effect to this Agreement and the transaction contemplated by it and for the purpose of vesting in the Purchaser the full benefit of the assets, rights and benefits to be transferred to the Purchaser under this Agreement.

13	Language; Counterparts

This Agreement may be executed in counterparts and is executed in English in two originals, each of which shall be deemed an original but which together shall constitute one and the same instrument, each Party receiving one original. All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a certified translation into English which translation shall be the governing version between the Parties.

14	Contracts (Rights of Third Parties) Act 1999

Any person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

15	Governing law

This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, English law.

16	Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. There shall be one arbitrator and the appointing authority shall be the London Court of International Arbitration. The place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings. The Parties hereby waive any rights under the Arbitration Act 1996 to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England. No other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings.

17	Bank particulars of the Parties

ABH Holdings Corp.

Gutmann Bank

Correspondent Bank:	JP Morgan Chase Bank, New York, USA
SWIFT:	CHASUS33
Correspondent Account:	0011035474
Beneficiary Bank:	Bank Gutmann AG Schwarzenbergplatz 16 A-1010 Vienna

SWIFT:	GUTBATWW
Beneficiary:	ABH Holdings Corp
Beneficiary account USD:	31090/80006

Alfa Finance Holdings S.A.

Account 9001-800716-001 with Amsterdam Trade Bank N.V. Herengracht 475, 1017 BS Amsterdam, the Netherlands SWIFT: STOLNL2A
This Agreement has been signed on behalf of the Parties the day and year first before written.
Signed by:

For and on behalf of ABH Holdings Corp.		For and on behalf of Alfa Finance Holdings S.A.
By:	/s/ Pavel Nazarian	By:	/s/ Pavel Nazarian
Name, Title:	Pavel Nazarian for and on behalf of Alfa Finance Holdings S.A., Director	Name, Title:	Pavel Nazarian, Attorney-in-fact

Schedule 1
1.	Duly executed instrument(s) of transfer transferring the Shares held by the Vendor to the Purchaser.
2.	Duly adopted resolution(s) of the board of directors of (i) the Company and (ii) the Vendor approving the transfer of the Shares from the Vendor to the Purchaser, delivered to the Purchaser.
3.	The share certificates representing the Shares held by the Vendor and evidence that such share certificates have been cancelled and new share certificates issued by the Company in the name of the Purchaser, delivered to the Purchaser.
4.	All corporate documentation, book and records of the Company, delivered to the Purchaser.